Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based upon the strategy of Acquire, Enhance and Grow; Enhancing product acquisitions with improved formulations and effective marketing strategies. Based upon this proven success, the Company is now expanding to a strategy to improve and expand product offerings, strengthen our financial profile, increase alignment with shareholders’ interests and focus intensely on operations. These initiatives underscore the Company’s continuing commitment to build long-term shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY FILES DEFINITIVE PROXY STATEMENT,
URGES STOCKHOLDERS TO VOTE AND RETURN
THE WHITE PROXY CARD

Fairfield, NJ, — September 29, 2006 — Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced today that it has filed its definitive proxy statement with the Securities and Exchange Commission. In its proxy statement, Bradley urges stockholders to elect the Company’s highly-qualified independent director slate by voting the WHITE proxy card. Stockholders are asked to reject the hand-picked and, in the opinion of the Company, unqualified nominees of Seth Hamot and his Costa Brava hedge fund.

In its recent open letter to stockholders from Bradley’s Board of Directors, Bradley stated that Costa Brava and Mr. Hamot, in their recent communications, have ignored the Company’s record of success, including:

•	First Half 2006 resulted in a 17% increase in Net Sales and a 110% increase in Net Income versus First Half 2005
•	Over the past year, Bradley common stock significantly out-performed comparable companies in the specialty pharmaceutical sector
•	Bradley stock value increased 70.6% year-to-date (through September 15th) and 36.0% for the 12 months ended September 15th
•	The specialty pharmaceutical sector showed an average decrease in stock value of 7.2% year-to-date (through September 15th) and 9.4% for the 12 months ended September 15th
•	Bradley’s continuing history of financial success yielded an average annual Net Sales growth of 50% since 2000 and annual net profits for five consecutive years

The letter also demonstrates Bradley’s continuing commitment to enhancing its corporate governance and accounting practices. Following the Annual Meeting, seven of the eight members of Bradley’s Board will be independent based on every definition established by the SEC, NYSE and any other applicable regulatory groups. Further, the two directors nominated by Bradley for election by the common stockholders, Mr. Whitehead and Mr. Stagnaro, each have over 30 years of pharmaceutical industry experience, and the current director, Mr. Murphy, has almost 30 years of public accounting experience. As stated in the Bradley open letter, the Company finds that Seth Hamot and his nominees “have little public company board experience and minimal experience in the specialty pharmaceutical industry. We believe that Costa Brava offers no benefit to our shareholders and our Company, and in fact represents a risk.”

Daniel Glassman, President, CEO and Chairman of Bradley, speaking on behalf of the Board of Directors and the entire Management Team, reminds all stockholders that “the Company’s Annual Meeting of Stockholders is scheduled for Thursday, October 26, 2006, 9 a.m. Eastern Time, at the offices of Morrison & Foerster LLP in New York City. Bradley strongly urges our stockholders to return their signed WHITE proxy card and to elect the Company’s slate of directors and reject the Costa Brava/Hamot nominees and proposals. We urge our stockholders not to return any non-white proxy card that they may receive.”

Additional Information

On September 29, 2006 Bradley filed with the SEC and began mailing to its stockholders a notice of annual meeting and a definitive proxy statement with the SEC, together with a WHITE proxy card that can be used to elect our independent director nominees and to vote upon all the proposals expected to be presented at the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF BRADLEY ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BRADLEY AND THE 2006 ANNUAL MEETING OF STOCKHOLDERS. Stockholders can obtain additional copies of the notice of annual meeting and proxy statement, including the WHITE proxy card, and other documents filed by Bradley with the SEC when they become available, by contacting Bradley at Bradley Pharmaceuticals, Inc., Investor Relations, 383 Route 46 West, Fairfield, NJ 07004-2402, or by telephone at (973) 882-1505, ext. 313. Copies of the proxy materials may also be requested by contacting our proxy solicitor, Georgeson, Inc., toll-free at 1-866-856-2826. In addition, documents filed with the SEC by Bradley are available free of charge at the SEC’s website at www.sec.gov.

The Company urges stockholders who may have any questions about voting their shares to contact Bradley’s proxy solicitor, Georgeson, Inc., toll-free at 1-866-856-2826.

Bradley, its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of Bradley’s security holders in connection with its 2006 Annual Meeting of Stockholders. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the definitive proxy statement.

Safe Harbor For Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, launches by Bradley of new products, market acceptance of Bradley’s products, timing of repurchases of shares of common stock and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to: estimate sales; comply with the restrictive covenants under its credit facility; refinance its credit facility, if necessary; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry and file required financial statements with the SEC in a timely manner; remediate its material weaknesses in its internal controls; maintain sales of its products; successfully acquire, develop, integrate, or sell new products, including POLYPHENON(R) E Ointment when and if approved by the FDA and the products incorporating the delivery systems to be developed by Polymer Science; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action, shareholder derivative lawsuits and controversies or proceedings arising out of the current proxy contest), government regulation, stock price volatility and ability to achieve strategic initiatives to enhance long-term shareholder value. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.